Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Iao Kun Group Holding Company Limited (F/K/A Asia Entertainment & Resources Ltd.)

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-166860) and Form F-3 (File No. 333-185759) of Iao Kun Group Holding Company Limited and its subsidiaries (“the Company”) of our reports dated March 11, 2016, relating to the Company’s consolidated financial statements as of December 31, 2015 and 2014 and for the three years ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which appear in this annual report on Form 20-F.

/S/ UHY LLP

New York, New York
March 11, 2016